Exhibit 99.1

NEWS RELEASE

Contacts: Michael Caliel, CEO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / Karen Roan
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES ANNOUNCES
ORGANIZATIONAL CHANGES IN ITS RESIDENTIAL SEGMENT

Company also highlights recent residential awards

HOUSTON, April 13, 2011 /PRNewswire/ -- Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced that Richard Nix will step aside as Group Vice President, IES Residential and assume an operational role in that segment's east coast region, effective July 1, 2011. During the interim period, Nix will carry out a transition process with his successor.

Dwayne Collier, currently IES' Vice President of Operations, Single-family Divisions will succeed Nix and assume the position of Group Vice President, IES Residential on July 1, 2011. Collier has been at IES for almost 20 years, serving in various management positions in the residential business. He will also continue to lead the Company's Single-family operations.

Michael J. Caliel, IES President and Chief Executive Officer, stated, "We have benefited greatly from Richard's contribution and leadership during his 36 years of service with IES. He was instrumental in developing many of our residential operations while serving as President of our Houston- Stafford residential division. Subsequently, as Group Vice President of IES Residential, he was critical in effectively guiding our residential business through an unprecedented period in the housing market, managing the segment's profitability during a period of deteriorating market conditions. We are pleased that Richard will be serving in an operational role in our residential east coast business.

"IES Residential has been successfully managed by a leadership team comprised of Richard and Dwayne, along with Teddy Wilks, our Vice President of Operations, Multi-family Divisions," continued Caliel. "We are fortunate to have this effective leadership team at IES Residential, and with Teddy continuing to run our Multi-family business coupled with Dwayne's leadership role at IES Residential as well as Single-family, we have two strong leaders managing the residential operations. Both Dwayne and Teddy are seasoned veterans with a wealth of experience to guide the business going forward."

Dwayne Collier stated, "Continuing our expansion in the renewable energy markets, we recently reached an agreement with a major home builder to provide solar installations in newly constructed homes in several major Texas markets. We have also expanded our cable service operations by entering into an agreement with the local cable TV provider in Tulsa, Oklahoma to begin providing connect and disconnect services.

"On the multi-family side of our residential operations, we continue to enhance our relationships with major customers such as SpawGlass Construction Corporation. We recently began work on three student housing projects at universities located in Kingsville, Stephenville and Commerce, Texas, which represent a total of close to 400 units. Two of these projects are follow-ups to previous work consisting of over 360 units," added Collier. "Separately, we have reached an agreement to provide the electrical and fire alarm installations on an apartment project located in Ashburn, Maryland. This project consists of over 350 units in three buildings and 16,000 sq. ft. of retail space."

Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to energy and communications infrastructure to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations. For more information about IES, please visit www.ies-co.com.

Forward-Looking Statements

Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company's ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the poten tial sale of controlling interest or the entire company as a result of controlling stockholder's decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners; inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens; inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the physical hazards associated with the Company's work; d ifficulty in reducing SG&A to match l owered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company's annual report on Form 10-K for the year ended September 30, 2010, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

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